Exhibit 10.19

NEWPOINT ADVISORS, LLC
509 Madison Avenue, 15th Floor
New York, NY 10022

March 1, 2006
Azur Holdings, Inc.
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301

Attention:	Donald Goree, hairman & Chief Executive Officer

Dear Mr. Goree:

We are pleased to set forth the terms of the retention of Newpoint Advisors, LLC (“Newpoint”) by Azur Holdings, Inc. (collectively with its affiliates, “AZUR”).

1.       Newpoint shall, on a non-exclusive basis, assist AZUR with advancing its overall business and strategic objectives. Newpoint hereby agrees to become a strategic and business consultant to AZUR and to render such advice, consultation, information and services to AZUR regarding general investor relations, corporate finance, and mergers and acquisitions and business development, including, but not limited to, the following:

(a)        assist AZUR with advancing its business objectives, including analyzing AZUR’s business and revenue models and capital structure;

(b)       assist AZUR in the identification and selection of appropriate merger and acquisition candidates, strategic partners, disposition of assets, or joint ventures as deemed appropriate by AZUR and assisting in structuring and negotiation of merger and acquisitions (“M&A”) activities;

(c)        advise AZUR with respect to its plans and strategies for raising capital, market making and exchange listing, analyst coverage and institutional market support;

(d)        assist AZUR in developing a communications plan directed at informing the investing public as to the business of AZUR;

(e)        assist AZUR in its discussions with underwriters, investors, brokers and institutions and other professionals retained by AZUR;

NEWPOINT ADVISORS, LLC

AZUR HOLDINGS, INC.
March 1, 2006

(f)        advise and assist AZUR with coordinating retained public relations professionals; and

(g)        introduce members of AZUR’s management to securities dealers and market makers, if AZUR so desires.

At no time will Newpoint provide services which would require Newpoint to be registered and licensed with any federal or state regulatory body or self-regulating agency.

2.       In connection with Newpoint’s activities on AZUR’s behalf, Newpoint will familiarize itself with the business, operations, properties, financial condition, and prospects of AZUR. The retention by AZUR of Newpoint as business advisor as heretofore described shall be for an indefinite term subject to termination in accordance with the provisions of Section 8 and 9 hereof.

3.       In connection with Newpoint’s activities on AZUR’s behalf, AZUR will cooperate with Newpoint and will furnish Newpoint with all information and data concerning AZUR which is reasonably available to AZUR or can be obtained by AZUR without undue effort or expense (the “Information”) which Newpoint reasonably deems appropriate and will provide Newpoint with access to AZUR’s managers, members, officers, directors, employees, independent accountants, legal counsel, consultants, and representatives. AZUR represents and warrants that AZUR will not knowingly make available to Newpoint any Information which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. AZUR further represents and warrants that any projections provided by it to Newpoint will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. AZUR acknowledges and agrees that, in rendering its services hereunder, Newpoint will be using and relying on the Information without independent verification thereof by Newpoint or independent appraisal by Newpoint of any of AZUR’s assets. Newpoint does not assume responsibility for any information regarding AZUR. Any advice rendered by Newpoint pursuant to this Agreement may not be disclosed publicly without Newpoint’s prior written consent.

4.       In consideration of its services pursuant to this Agreement, Newpoint shall be entitled to receive, and AZUR agrees to pay Newpoint, the following compensation:

NEWPOINT ADVISORS, LLC

AZUR HOLDINGS, INC.
March 1, 2006

(a)        Warrants to purchase an aggregate number of shares of common stock of AZUR (i) equal to 9.8% of the outstanding common stock of AZUR as of the date hereof (the “Outstanding Stock”) at the exercise price per share equal to 50% of the closing price for the common stock of AZUR on the last trading day prior to the date of exercise of such warrants. The warrants shall contain standard “net issuance” or “cashless exercise” provisions and may only be exercised in such manner. They may not be exercised for cash, property, other shares of AZUR stock or any combination of the foregoing or for any other consideration. Of such warrants, warrants to purchase an aggregate of 5.88% of the Outstanding Stock shall be exercisable on and after the date hereof and warrants to purchase an aggregate of 3.92% of the Outstanding Stock shall become exercisable on September 1, 2006 provided that on or prior to such dates this Agreement has not been terminated. If this Agreement is effectively terminated under Section 9 prior to September 1, 2006, then the warrants to purchase an aggregate of 3.92% of the Outstanding Stock shall not become exercisable and shall be cancelled. Once they become exercisable, such warrants shall remain exercisable until the tenth anniversary of the date hereof. Simultaneously with the issuance to Newpoint of an executed warrant certificate reflecting the above terms Newpoint shall return to Azur International, Inc. (“AII”) for cancellation the warrant certificate issued by AII to Newpoint pursuant to the engagement letter between AII and Newpoint and such warrants will no longer be of any further force or effect.

(b)       Finder’s fees as follows: (i) in the case of an M&A transaction involving AZUR and any entity or entities (“Introduced Entities”) introduced to AZUR directly by Newpoint including those introduced directly by Newpoint prior to date of this Agreement, AZUR shall pay Newpoint at the closing of such transaction cash in the amount equal to 5% of the aggregate Consideration (as hereinafter defined) from $0 to, but excluding, $10,000,000, 4% of the aggregate Consideration from $10,000,000 to, but excluding, $20,000,000, 3% of the aggregate Consideration from $20,000,000 to, but excluding, $30,000,000, 2% of the aggregate Consideration from $30,000,000 to, but excluding, $40,000,000, and 1% of the Consideration from $40,000,000 and above; (ii) in connection with any investment made by an Introduced Entity involving the purchase of equity securities of AZUR, AZUR shall pay to Newpoint at the closing of such transaction cash in an amount equal to 10% of the aggregate Consideration (as hereinafter defined) from $0 to, but excluding, $1,000,000, 8% of the aggregate Consideration from $1,000,000 to, but excluding, $3,000,000, 6% of the aggregate Consideration from $3,000,000 to, but excluding, $5,000,000, 4% of the aggregate Consideration from $5,000,000 to, but excluding, $10,000,000, 3% of the aggregate Consideration from $10,000,000 to, but excluding, $20,000,000 and 2% of the Consideration from $20,000,000 and above; and (iii) in connection with any investment made by an Introduced Entity involving the purchase of debt securities of AZUR, AZUR shall pay to Newpoint at the closing of such transaction cash in an amount equal to 4% of the aggregate Consideration (as hereinafter defined) from $0 to, but excluding, $1,000,000, 3% of the aggregate Consideration from $1,000,000 to, but excluding, $3,000,000, 2% of the aggregate Consideration from $3,000,000 to, but excluding, $5,000,000, 1.5% of the aggregate Consideration from $5,000,000 to, but excluding, $10,000,000, 1.25% of the aggregate Consideration from $10,000,000 to, but excluding, $20,000,000 and 1% of the Consideration from $20,000,000 and above. For purposes of this Agreement, “Consideration” shall include the aggregate amount of cash, securities, or other assets received, or paid by, AZUR or its shareholders in connection with a purchase of AZUR’s equity or debt securities and, in the case of an M&A transaction, plus (A) the present value of any payments made or to be made pursuant to installment notes, covenants not-to-compete, or other, similar arrangements (but excluding any future compensation for future employment in an amount consistent with that paid by AZUR prior to the M&A transaction; (B) the face amount of any debt (but excluding operating leases, trade payables and normal accruals) which is assumed otherwise borne by the purchaser; and (C) the amount of any dividends or other extraordinary payments or distributions made in anticipation of the M&A transaction. The “present value of any payments made or to be made” shall be determined using the face amount of the payments, and a discount rate equal to the yield of 5-year Treasuries plus 1% at the end of the day immediately preceding the close of the M&A transaction. Any securities or other non-cash consideration, received as consideration shall have a value equal to the cash equivalent value, as reasonably determined by the mutual agreement of the parties hereto. If the M&A transaction takes the form of a purchase of assets and an assumption of liabilities, then Consideration shall include the fair market value of the assets purchased, plus the face amount of any debt (but excluding operating leases, trade payables and normal accruals) that is assumed by the purchaser. If all or any portion of the Consideration payable in connection with the M&A transaction includes contingent future payments, then AZUR shall pay to Newpoint, upon consummation of the M&A transaction, an additional cash fee determined in accordance with this Paragraph 4(c), when, and if, such contingency payments are received. However, in the event of an installment purchase at a fixed price and a fixed time schedule AZUR agrees to pay to Newpoint, upon consummation of the M&A transaction, a cash fee determined in accordance with this Paragraph 4(c) based upon the present value of such installment payments using a discount rate referenced above.

NEWPOINT ADVISORS, LLC

AZUR HOLDINGS, INC.
March 1, 2006

5.       Assumption of Past Due Balance. Pursuant to an assignment and assumption agreement between Azur International Inc. and AZUR,(a copy of which will be provided to Newpoint) AZUR agrees to assume the $275,000 past due balance (the “Past Due Balance”) owed by Azur International Inc. to Newpoint. Newpoint agrees to the assignment by Azur International Inc. and AZUR’s assumption of the Past Due Balance. AZUR agrees to make payment and Newpoint agrees to accept payment of the Past Due Balance on or before twelve months after the execution of this Agreement.

6.       In addition to the fees described in Paragraph 4 above, AZUR agrees to promptly after the incurrence thereof reimburse Newpoint for travel expenses incurred in connection with its retention hereunder; provided, however, that in order to be reimbursable, any such expenses in excess of $1000 shall require the prior approval of AZUR. .

NEWPOINT ADVISORS, LLC

AZUR HOLDINGS, INC.
March 1, 2006

7.       AZUR agrees to indemnify Newpoint in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.
8.       The parties agree that (a) prior to having any contact with any Introduced Entity, AZUR shall provide notice thereof to Newpoint, and (b) except as provided in the last two sentences of Section 9, if AZUR should enter into any transaction with any Introduced Entity during the period commencing on the termination of this Agreement and for a period of two years thereafter as a result of which Newpoint would have been entitled to fees pursuant to this Agreement had such transaction been entered into during the term of this Agreement, upon the closing of such transaction AZUR shall pay to Newpoint the fee set forth in this Agreement. This provision shall survive the termination of this Agreement.

9.       Either party may terminate this Agreement at any time upon 30 days’ prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Newpoint up to the date of termination or completion, as the case may be, including the entirety of the consulting fees referenced in Paragraph 4 hereof and the obligation of AZUR to pay the Past Due Balance pursuant to Paragraph 5 hereof; (ii) the reimbursement of expenses incurred by Newpoint up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 3 through 8, Paragraph 10 and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect. Notwithstanding the foregoing, if any one or more of Mike Rice, Stephen McDermott or Greg Johnson shall at any time cease to be principals of Newpoint, Newpoint shall give written notice thereof to AZUR (the “Principal Termination Notice”) and AZUR may terminate this Agreement as a result of such fact by giving to Newpoint not later than 60 days after the receipt of the Principal Termination Notice 30 days prior written notice of termination.

10.       As a result of this Agreement, AZUR may provide Newpoint with confidential information regarding Azur including, but not limited to, any oral communications between the AZUR and Newpoint, business plans, information, data, figures, projections, methods of operation, estimates, tax records, accounting procedures, etc. (“Confidential Information”). Newpoint agrees to treat as private and privileged any and all Confidential Information and limit disclosure and use of the Confidential Information given by Company to and by only those employees, agents, representatives, sellers, independent contractors or financiers of Newpoint having the need to know such information in connection for purposes of this Agreement.

11.       The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. AZUR irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against AZUR and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that AZUR has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, AZUR hereby waives, to the fullest extent permitted by law, such immunity. AZUR hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) AZUR is not personally subject to the jurisdiction of any such court, (b) AZUR is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to AZUR’s property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

NEWPOINT ADVISORS, LLC

AZUR HOLDINGS, INC.
March 1, 2006

12.       The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

13.       For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

NEWPOINT ADVISORS, LLC

AZUR HOLDINGS, INC.
March 1, 2006

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us at the address set forth above.

Very truly yours,

NEWPOINT ADVISORS, LLC

By:	/s/ Stephen R. McDermott
Name: Stephen R. McDermott
Title: Managing Director

Confirmed and Agreed to:
this 1st day of March, 2006

Azur Holdings, Inc.

By: /s/ Donald Goree Name: Donald Goree
Title: Chairman & CEO

NEWPOINT ADVISORS, LLC

AZUR HOLDINGS, INC.
March 1, 2006

Annex A

INDEMNIFICATION PROVISIONS

AZUR HOLDINGS, INC.(the “Company”) agrees to indemnify and hold harmless Newpoint Advisors, LLC (“Newpoint”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Newpoint is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Newpoint’s acting for AZUR, including, without limitation, any act or omission by Newpoint in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated March 1, 2006, between Newpoint and AZUR, as it may be amended from time to time (the “Agreement”); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Newpoint. AZUR also agrees that Newpoint shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to AZUR for or in connection with the engagement of Newpoint, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Newpoint’s gross negligence or willful misconduct.

These Indemnification Provisions shall be in addition to any liability which AZUR may otherwise have to Newpoint or the persons indemnified below in this sentence and shall extend to the following: Newpoint, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to Newpoint in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which Newpoint proposes to demand indemnification, it shall notify AZUR with reasonable promptness; provided, however, that any failure by Newpoint to notify AZUR shall not relieve AZUR from its obligations hereunder, except to the extent that AZUR is prejudiced thereby. Newpoint shall have the right to retain counsel of its own choice to represent it, and AZUR shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with AZUR and any counsel designated by AZUR. AZUR shall be liable for any settlement of any claim against Newpoint made with AZUR’s written consent, which consent shall not be unreasonably withheld. AZUR shall not, without the prior written consent of Newpoint, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Newpoint of an unconditional release from all liability in respect of such claim.

NEWPOINT ADVISORS, LLC

AZUR HOLDINGS, INC.
March 1, 2006

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then AZUR, on the one hand, and Newpoint, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by AZUR, on the one hand, and Newpoint, on the other hand, and also the relative fault of AZUR, on the one hand, and Newpoint on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Newpoint shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Newpoint pursuant to the Agreement.

Neither termination nor completion of the engagement of Newpoint referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.